Exhibit 99.1


FOR IMMEDIATE RELEASE                 Contact:  Tammy Nystuen
                                                Select Comfort Corporation
                                                (763) 551-7496
                                                tamara.nystuen@selectcomfort.com


                       SELECT COMFORT CORPORATION UPDATES
                        FOURTH QUARTER SALES EXPECTATIONS

Minneapolis - (Dec. 3, 2004) - Select Comfort Corporation (NASDAQ: SCSS), the nation's leading bed retailer and creator of the Sleep Number(R) bed, today announced that it expects net sales for the fourth quarter ending January 1, 2005, to be below prior guidance.

        "Sales during the early part of the holiday season, particularly over the Thanksgiving weekend, were slower than anticipated," said Bill McLaughlin, chairman and chief executive officer. "Based on these results and uncertainty concerning consumer confidence over the holidays, we felt it prudent to update fourth quarter sales expectations."

        Based on current trends, Select Comfort expects fourth quarter net sales to be $143 to $149 million, which is 12 to 17 percent higher than fourth quarter 2003 net sales on a comparable basis. Previous fourth quarter 2004 guidance was $153 to $158 million. The company will report fourth quarter sales results on January 10, 2005, after market close.

About Select Comfort
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 26 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 368 retail stores located nationwide, including 13 leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

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        Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends; uncertainties arising from global events, consumer confidence, effectiveness of our advertising and promotional efforts; our ability to secure suitable retail locations; our ability to attract and retain qualified sales professionals and other key employees; consumer acceptance of our products and product innovation; our ability to continue to expand and improve our product line; industry competition; warranty expenses; the outcome of pending litigation, including consumer claims and California wage and hour litigation; our dependence on significant suppliers; rising commodity costs; and the vulnerability of any suppliers to inflationary pressures, labor negotiations, liquidity concerns or other factors; increasing government regulations, including new flammability standards for the bedding industry; as well as the risk factors listed from time to time in the company's filings with the SEC, including the company's Annual Report on Form 10-K and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

(1)     Top 25 Bedding Retailers, Furniture Today, May 24, 2004


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